Exhibit 99.1

MIRATI ANNOUNCES CLINICAL COLLABORATION WITH BRISTOL-MYERS SQUIBB FOR THE PLANNED PHASE 3 TRIAL IN NON-SMALL CELL LUNG CANCER TO EVALUATE SITRAVATINIB IN COMBINATION WITH NIVOLUMAB (OPDIVO®)

SAN DIEGO - January 7, 2019 - Mirati Therapeutics, Inc. (NASDAQ: MRTX) a clinical-stage targeted oncology company, today announced a clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of sitravatinib and nivolumab (OPDIVO®), in Mirati’s planned Phase 3 trial in second line non-small cell lung cancer (NSCLC) patients who have progressed following treatment with a platinum-based regimen and a checkpoint inhibitor.

The Phase 3 pivotal trial is expected to start in the first half of 2019 and will randomize patients to either the combination of sitravatinib with nivolumab or single-agent docetaxel. The trial will include an interim analysis of overall response rate (ORR) as the basis for potential accelerated approval. This interim analysis and the use of a docetaxel control arm follows guidance from Mirati’s FDA end of phase 2 meeting. The primary endpoint of the final analysis for the Phase 3 clinical trial will be overall survival.

“Our Phase 2 clinical trial of sitravatinib plus nivolumab in patients with checkpoint refractory NSCLC has shown promising activity and a well-tolerated safety profile,” said Charles Baum, M.D., Ph.D., President and Chief Executive Officer of Mirati. “The trial is expected to result in a new drug application (NDA) for sitravatinib for the treatment of NSCLC patients whose tumors have progressed following treatment with a platinum containing regimen and a checkpoint inhibitor. This collaboration further validates the potential of sitravatinib and allows Mirati to invest in and expand the development of our clinical and pre-clinical programs.”

Under the terms of the collaboration, Mirati will sponsor and fund the clinical trial and Bristol-Myers Squibb will provide nivolumab at no cost. Mirati maintains global development and commercial rights to sitravatinib outside of certain Asian territories, where it is partnered with BeiGene, and is free to develop the program in combination with other agents.

About Sitravatinib

Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients who have experienced documented disease progression following treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.

Exhibit 99.1

Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion clinical trial emphasizing enrollment of patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma. Sitravatinib potently inhibits these RTKs and is being investigated as a treatment option for cancer patients with CBL mutations.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a clinical-stage oncology company developing product candidates to address the genetic, epigenetic and immunological promoters of cancer. Our precision oncology clinical programs utilize next-generation genomic testing to identify and select cancer patients who we believe would be most likely to benefit from targeted drug treatment. In immuno-oncology, we are advancing clinical programs where our product candidates have the potential to improve the immune environment of tumor cells and may enhance and expand the efficacy of existing cancer immunotherapy medicines when given in combination. Our pre-clinical programs include potentially first-in-class and best-in-class product candidates specifically designed to address mutations and tumors where few treatment options exist. We approach each of our discovery and development programs with a singular focus: to translate our deep understanding of the molecular drivers of cancer into better therapies and better outcomes for patients. For more information, visit www.mirati.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:
Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com